FORM 10f-3

                             THE BLACKROCK FUNDS
                       Record of Securities Purchased
                    Under the Trust's Rule 10f-3 Procedures

1.	Name of Purchasing Portfolio:  BlackRock High Income
Fund (BR-HIINC), BlackRock High Yield Bond Portfolio
(BR-HIYLD), MIST BlackRock High Yield Portfolio (MIST-
HY)
2.	Issuer:  Tyson Foods, Inc.

3.	Date of Purchase: September 10, 2008

4.	Underwriter from whom purchased:  J.P. Morgan
Securities Inc.

5.	Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: Merrill Lynch, Pierce, Fenner & Smith
Incorporated

a.	List Members of Underwriting Syndicate:
J.P. Morgan Securities Inc., Merrill Lynch, Pierce,
Fenner & Smith Incorporated, Barclays Capital Inc.,
Rabo Securities USA, Inc., SunTrust Robinson
Humphrey, Inc., Citigroup Global Markets Inc.,
Mizuho Securities USA Inc., Scotia Capital (USA)
Inc., Wachovia Capital Markets, LLC, BNP Paribas
Securities Corp., Daiwa Securities America Inc.,
Lazard Capital Markets LLC, Credit Suisse Securities
(USA) LLC, D.A. Davidson & Co., Goldman, Sachs &
Co., HSBC Securities (USA) Inc., ING Financial
Markets LLC, Morgan Stanley & Co. Incorporated, U.S.
Bancorp Investments, Inc.

6.	Aggregate principal amount purchased (out of total
offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): (BR-HIINC) $2,230,000 out of $450,000,000; (BR-HIYLD) $3,420,000 out of
$450,000,000;  (MIST-HY) $810,000 out of $450,000,000.

7.	Aggregate principal amount purchased by funds advised
by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion
(out of the total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): $15,000,000 out of $450,000,000.

8.	Purchase price (net of fees and expenses):  $100.00

9.	Date offering commenced (if different from Date of
Purchase):

10.	Offering price at end of first day on which any sales
were made: $105.165

11.	Have the following conditions been satisfied:	 Yes or No

a.	The securities are part of an issue registered under
      the Securities Act of 1933, as amended, which is being offered to the public, or are Eligible Municipal
	Securities, or are securities sold in an Eligible Foreign
      Offering or are securities sold in an Eligible Rule 144A
	Offering or part of an issue of government securities.  YES

b. The securities were purchased prior to the end of the first day on which any sales were made, at a price that was not more
	than the price paid by each other purchaser of securities in
      that offering	or in any concurrent offering of the
	securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase required by laws to be granted
	to existing security holders of the Issuer) or, if a rights offering, the securities were purchased on or before the
	fourth day preceding the day on which the rights offering terminated. YES

c.	The underwriting was a firm commitment underwriting.  YES

d. The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting
	similar securities during the same period. YES

e. In respect of any securities other than Eligible Municipal
   Securities, the issuer of such securities has been in continuous
	operation for not less than three years(including the operations of predecessors). YES

f.	Has the affiliated underwriter confirmed that it will not receive any direct or indirect benefit as a result of BlackRock's participation in the offering? YES


Approved: _       Derek Schoenhofen        Date:   __09/30/08______